EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

ALTERA REPORTS THIRD QUARTER RESULTS

NEW PRODUCTS DRIVE CONTINUING GROWTH

San Jose, Calif., October 20, 2003—Altera Corporation (Nasdaq: ALTR) today announced third quarter sales of $209.4 million, up 2% from the prior quarter and 16% from the third quarter of 2002. Sales of the company’s new products grew 10% sequentially.

Third quarter net income of $43.8 million, or $0.11 per diluted share, was up compared to second quarter net income of $36.1 million, or $0.09 per diluted share. Third quarter net income increased 87% compared to net income of $23.4 million reported in the third quarter of 2002. Third quarter gross profit margin was 68.7% of sales and included a $7.6 million pretax benefit resulting from the sale of inventory previously written down in 2001.

Altera repurchased 2.9 million shares of its common stock during the quarter at a cost of $58.0 million and ended the quarter with $1.1 billion in cash and short-term investments.

“Our new products once again drove our revenue growth. The Cyclone™ family remains on a very fast growth path, with sales double that of second quarter levels. We continue to see strong prototyping sales and a growing list of design wins for our Stratix™ family,” said John Daane, president and chief executive officer. “We have announced our plans and are gearing up for 2004 to be a year of new product introductions across virtually all of our product range. We are confident that the development work that we have put into these new products will continue the market share gains we have experienced with our Stratix and Cyclone families.”

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Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	The company’s Cyclone device family continues to set Altera new product records. More than 1,600 customers are now using Cyclone devices, attracted by the Cyclone family’s ready availability, low cost, and performance. Hundreds of thousands of Cyclone devices have been delivered to end customers and distributors. Cyclone devices have won designs across all the market segments served by Altera, and some of these designs are now beginning their production phase.

•	Building on twenty years of innovation and incorporating extensive customer product definition input, Altera has announced the company’s 2004 product roadmap. Next year’s product introduction schedule includes Stratix II and Cyclone II FPGAs, MAX® II CPLDs, as well as upgrades to the company’s Quartus® II design software and Nios® embedded processors. Both Stratix II and Cyclone II devices will be manufactured utilizing advanced 90 nanometer process technology and will be based on redesigned architectures in order to optimize performance at this advanced process node. Stratix II devices will offer nearly twice the density of the current Stratix family, with an average 50% performance boost, and accompanied by cost reductions of up to 50% among the highest density members. Cyclone II devices, designed specifically for the high-volume market, will deliver higher densities and lower cost than the original Cyclone family, benefiting from a unique architecture optimized for customers in this rapidly growing PLD market segment. The MAX II device family will offer customers an unprecedented cost structure that is expected to set a new industry standard for CPLD technology, along with as much as a 50% performance improvement and 90% lower power consumption versus the company’s current, market-leading MAX families.

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Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the fourth quarter. The webcast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s fourth quarter business update will be made available on December 10 after the market close and will be posted on the company’s web site. Those who do not have access to the Internet may contact Altera’s investor relations department directly at (408) 544-7707.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty which can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the risk that future performance is dependent on the design performance of software and other tools, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix, Stratix GX, and Cyclone device families, market demand for the company’s mainstream and mature products, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Celebrating its 20th anniversary this year, Altera Corporation is the world’s pioneer in system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Sept. 30 2003	Jun. 30 2003	Sept. 30 2002	Sept. 30 2003	Sept. 30 2002
Net sales	$209,446	$205,259	$180,144	$609,781	$531,037

Costs and expenses:
Cost of sales	65,578	65,424	65,189	195,260	203,937
Research and development	40,976	46,105	48,449	137,269	133,472
Selling, general, and administrative	46,943	45,594	41,153	136,740	126,969

Total costs and expenses	153,497	157,123	154,791	469,269	464,378

Income from operations	55,949	48,136	25,353	140,512	66,659
Interest and other income, net	4,002	1,314	6,263	10,152	20,017

Income before income taxes	59,951	49,450	31,616	150,664	86,676
Provision for income taxes	(16,188)	(13,352)	(8,220)	(40,681)	(22,536)

Net income	$43,763	$36,098	$23,396	$109,983	$64,140

Income per share:
Basic	$0.11	$0.09	$0.06	$0.29	$0.17

Diluted	$0.11	$0.09	$0.06	$0.28	$0.16

Shares used in computation:
Basic	381,366	382,725	381,594	382,290	383,952

Diluted	391,013	390,902	387,428	390,104	392,933

Tax rate	27.0%	27.0%	26.0%	27.0%	26.0%
% of Sales:
Gross margin	68.7%	68.1%	63.8%	68.0%	61.6%
Research and development	19.6%	22.5%	26.9%	22.5%	25.1%
Selling, general, and administrative	22.4%	22.1%	22.8%	22.5%	23.9%
Income from operations	26.7%	23.5%	14.1%	23.0%	12.6%
Net income	20.9%	17.6%	13.0%	18.0%	12.1%

Note: Statements of operations for the three month periods ended September 30, 2003, June 30, 2003, and September 30, 2002 included benefits of $7.6 million, $9.2 million, and $5.4 million, respectively, resulting from the sale of inventory previously written down in 2001. Such benefits had a favorable gross margin impact of 3.6%, 4.5%, and 3.0%, respectively. For the nine month periods ended September 30, 2003 and September 30, 2002, these benefits were $25.9 million and $6.8 million, respectively. Such benefits had a gross margin impact of 4.2% and 1.3%, respectively.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Sept. 30 2003	Jun. 30 2003	Dec. 31 2002
Assets

Current assets:
Cash and short-term investments	$1,087,737	$1,075,882	$942,659
Accounts receivable, net	62,367	79,516	57,111
Inventories	43,151	28,944	39,089
Other current assets	131,263	133,151	137,317

Total current assets	1,324,518	1,317,493	1,176,176
Long-term investments	14,452	—	—
Property and equipment, net	167,184	172,771	183,999
Intangible and other assets, net	7,024	9,002	11,562

	$1,513,178	$1,499,266	$1,371,737

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$143,178	$123,969	$96,194
Deferred income and allowances on sales to distributors	199,505	201,402	144,307

Total current liabilities	342,683	325,371	240,501
Stockholders’ equity	1,170,495	1,173,895	1,131,236

	$1,513,178	$1,499,266	$1,371,737

Key Ratios & Information

Current Assets/Current Liabilities	4:1	4:1	5:1
Liabilities/Equity	1:3	1:4	1:5
Annualized Return on Equity	13%	11%	8%
Quarterly Depreciation Expense	$8,160	$8,749	$10,321
Quarterly Capital Expenditures	$2,573	$3,344	$3,258
Annualized Sales per Employee	$421	$417	$375
Number of Employees	1,959	1,958	1,882
Inventory MSOH (a): Altera	2.0	1.3	2.0
Inventory MSOH (a): Distribution	1.5	1.5	1.6
Days Sales Outstanding	27	35	29

(a)	MSOH: Months Supply On Hand

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q3’03	Q2’03	Q3’02	Q-Q Growth	Y-Y Growth
Geography
North America	33%	33%	38%	3%	2%

Europe	22%	21%	23%	4%	11%
Japan	24%	24%	21%	5%	32%
Asia Pacific	21%	22%	18%	-4%	36%

International	67%	67%	62%	2%	25%

Total	100%	100%	100%	2%	16%

Product Category
New	42%	39%	30%	10%	61%
Mainstream	31%	33%	37%	-3%	-2%
Mature & Other	27%	28%	33%	-2%	-5%

Total	100%	100%	100%	2%	16%

Market Segment
Communications	43%	44%	43%	1%	15%
Industrial & Automotive	30%	30%	28%	1%	23%
Computer & Storage	11%	10%	13%	12%	5%
Consumer	16%	16%	16%	1%	15%

Total	100%	100%	100%	2%	16%

Product Category Description
Category	Products
New	ACEX 1K, APEX 20KC, APEX 20KE, APEX II, MAX 7000B, Cyclone, Excalibur, HardCopy, Mercury, Stratix, and Stratix GX families
Mainstream	APEX 20K, FLEX 6000, FLEX 10KA, FLEX 10KE, MAX 3000A, and MAX 7000A families
Mature & Other	Classic, FLEX 8000, FLEX 10K, MAX 7000, MAX 7000S, and MAX 9000 families, MPLD, configuration and other devices, tools, and intellectual property

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